UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2010

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 24, 2010, Universal Truckload Services, Inc., or the Company, and KeyBank National Association, or KeyBank, entered into a Third Amendment to Loan Agreement and Third Amendment to Promissory Note, or the Loan Agreement. The Loan Agreement amends the Promissory Note dated October 29, 2007, the First Amendment to Loan Agreement and First Amendment to Promissory Note dated October 28, 2008, and the Second Amendment to Loan Agreement and Second Amendment to Promissory Note dated October 26, 2009, to amend the rate at which the Company shall pay interest on outstanding borrowings, if any.

Under the Loan Agreement with KeyBank, the Company’s maximum permitted borrowings and letters of credit in the aggregate may not exceed $20 million. The Loan Agreement is unsecured, and bears interest at a rate equal to the lesser of the Prime Rate minus .50% or LIBOR plus 1.00%. The agreement governing our unsecured line of credit contains various financial and restrictive covenants to be maintained by us including requiring us to maintain a tangible net worth of at least $100 million, a debt to tangible net worth ratio not to exceed 1 to 1, and quarterly net profits of at least one dollar. The duration of the Loan Agreement is in effect through October 25, 2010.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Loan Agreement and Third Amendment to Promissory Note between Universal Truckload Services, Inc. and KeyBank National Association, dated August 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: August 25, 2010	/S/ ROBERT E. SIGLER
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer